           Consent of Independent Registered Public Accounting Firm

The Boards of Directors and Shareholders
ING Partners, Inc. and ING Variable Portfolios, Inc.:

We consent to the use of our report dated February 28, 2006, incorporated herein by reference, on the financial statements of ING Goldman Sachs(R) Capital Growth Portfolio (a series of ING Partners, Inc.), and our report dated February 27, 2006, incorporated herein by reference, on the financial statements of ING VP Growth Portfolio (a series of ING Variable Portfolios, Inc.), and to the reference to our firm under the heading "Financial Highlights" in Appendix C to the proxy statement/prospectus.


                                                 /s/ KPMG LLP


Boston, Massachusetts
November 16, 2006